Exhibit 10.2

AGREEMENT

AGREEMENT, made effective as of April 1, 2024, between Mark A. Smith (“MAS”), having an address at 500 Mohawk Drive, #108, Boulder, CO 80303, and Bion Environmental Technologies Inc., having a corporate business address at PO Box 323, Old Bethpage, NY 11804 (the “Company”)

WHEREAS MAS has had roles as an officer, director and shareholder of the Company for 30 years and is nearing retirement;

AND WHEREAS MAS believes it to be in his best interest and the best interest of the Company and its stockholders to assist in mitigation of dilution in relation to Bion’s transition to a new management team (in conjunction with similar desires by the family of Dominic Bassani, recently deceased, long-term officer and shareholder of Bion) by reduction of MAS’s aggregate beneficial ownership by not less than 2,500,000 million shares (approximately 30%).

NOW, THEREFORE, in consideration of the various performances and promises set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, MAS and the Company agree to the below.

1.       Termination, Surrender and Cancellation of Certain Company Securities

a)       MAS hereby represents to the Company that as of December 1, 2023:

i.	he was the beneficial holder of approximately:
•	2,105,500 shares of the common stock of the Company (the “Common Stock”);
•	300,000 warrants carrying an exercise price adjustment equal to 90% of the exercise price, each representing the right to acquire one share of Common Stock;
•	2,627,196 warrants carrying an exercise adjustment equal to 75% of the exercise price, each representing the right to acquire one share of Common Stock;
•	200,000 options carrying an exercise bonus equal to 90% of the exercise price (the “90% Options”), each representing the right to acquire one share of Common Stock;
•	2,225,000 options carrying an exercise bonus equal to 75% of the exercise price (together with the 90% options, the “Options”), each representing the right to acquire one share of Common Stock;
•	the 2020 Convertible Obligation (the “Convertible Obligation”), representing the right to acquire 235,120 units (the “Convertible Units”) made up of 235,120 shares of Common Stock and 235,120 warrants, each representing the right to acquire one share of Common Stock; and
•	the right to acquire 93,334 shares of Common Stock upon the conversion of deferred compensation (the “Deferred Compensation”) in the amount of $70,000 (the “Right”);
•	WHICH ITEMS HAVE BEEN UPDATED IN A FORM 4 FILED ON FEBRUARY 14, 2024 (FOR TRANSACTIONS THROUGH JANUARY 23, 2024 TO REFLECT NOTE CONVERSIONS, WARRANT EXERCISES AND GIFTS/DONATIONS.

b)       MAS hereby agrees to the conversion of the Convertible Obligation (the “Conversion”) on or before June 30, 2024, and, other than the issuance of the Convertible Units, neither MAS nor the Company will have any further rights or obligations under or related to the securities of MAS set forth above, including, for the avoidance of doubt, the issuance or payment of any other cash, equity or other consideration by the Company to MAS or by MAS to the Company, PROVIDED, HOWEVER, that the Convertible Obligation balance shall be increased to include any amount of outstanding, unreimbursed expenses due MAS from the Company not re-imbursed by June 30, 2024 as MAS’s election. The parties acknowledge that no event of default has occurred under the Convertible Obligation, and shall execute any such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the Conversion.

c)       MAS hereby agrees to:

i.	waive his claim to $56,250 and the related potential issuance of 75,000 shares of Common Stock of his accumulated Deferred Compensation related to the Right, and
ii.	immediately exercise the Right with regard to the balance of his accumulated Deferred Compensation ($13,750) at December 31, 2023 and, other than the issuance 18,334 shares of Common Stock by the Company to MAS, neither MAS nor the Company will have any further rights or obligations under or related to the Right, including, for the avoidance of doubt, the issuance or payment of any other cash, equity or other considerations by the Company to MAS or MAS to the Company.

d)       MAS hereby surrenders the Options (2,425,000, in aggregate) for cancellation and the Corporation hereby accepts such surrender and cancellation. MAS acknowledges that such surrender and cancellation shall be without any expectation of MAS to receive any cash, equity, or other consideration in connection with such surrender and cancellation.

2.       Management Transition

MAS and the Company agree that MAS will retire from his executive positions on or before May 15, 2024, and that they will work together towards an orderly transition of MAS’ various responsibilities. The timing of such changes will be determined by the Company. It is the current intention that MAS may continue in his roles on the Board of Directors for some as yet undetermined period of time subject to agreement otherwise between MAS and the Company. Post-transition, MAS will continue to make himself available to the Company on an ‘as needed’ consulting basis, as requested, on terms to be negotiated

3.       Compensation

Compensation for MAS’s services subsequent to January 1, 2024 to the Company shall be added to MAS’s Deferred Compensation and unreimbursed expenses incurred by MAS shall be re-imbursed in cash.

4.       Indemnification

MAS shall have the right to indemnification and advancement of expenses by the Company described in Article VII of the Company’s bylaws, as adopted on December 29, 2021 (the “Bylaws”), that would be due to him as a Proper Person (as defined in the Bylaws) acting in his official capacity as a director, officer, employee or agent on behalf of the Company in connection with any suit, action or proceeding (as defined in the Bylaws) in connection with this Agreement.

5.       General Provisions

(a)	The parties hereto agree to cooperate with each other to facilitate all transactions related to this agreement.
(b)	Each party represents and warrants to the other that the person signing this Agreement below has authority to bind the party to this Agreement. Furthermore, this agreement has been approved of by a quorum of the Board of Directors of the Company, which did not include MAS. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
(c)	The validity, interpretation and performance of this Agreement shall be governed by the laws of Colorado.
(d)	Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.
(e)	In the event that any one or more of the provisions of this Agreement or any portions thereunder is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
(f)	This Agreement contains all of the understandings and representations between the parties relating to the matters set forth herein from the effective date onwards. Any prior employment/consulting agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect. No modifications of this Agreement or any of its terms shall be effective unless in writing signed by the duly authorized representatives of the parties.
(g)	This Agreement is intended to be fully binding when executed. The Parties agree in advance that this Agreement and its material terms may be incorporated into a subsequent, more extensive, agreement if the Company elects to pursue such a course.

Mark A. Smith	Bion Environmental Technologies, Inc.
By:
Mark A. Smith	William O’Neill, CEO